Exhibit 99.1

Hutchinson Technology Announces Closing of Convertible Debt Offering and Private Exchange

HUTCHINSON, Minn., October 23, 2014 (GLOBE NEWSWIRE) – Hutchinson Technology Incorporated (Nasdaq: HTCH) (“Hutchinson Technology”) today announced that it has closed the previously announced registered direct offering of $37.5 million aggregate principal amount of its unsecured 8.50% Convertible Senior Notes due 2019. The newly issued notes mature on October 31, 2019. Each $1,000 principal amount of the notes is convertible into 266.6667 shares of Hutchinson Technology common stock (which is equal to an initial conversion price of approximately $3.75 per share), subject to adjustment under certain circumstances.

Hutchinson Technology today also announced that it has closed the previously announced private exchange of $15 million aggregate principal amount of its outstanding 8.50% Senior Secured Second Lien Notes due 2017 for 2.5 million shares of its common stock and warrants to purchase an additional 2.5 million shares of its common stock. The closing of the private exchange resulted in a $15 million discharge of the aggregate amount of the 8.50% Senior Secured Second Lien Notes due 2017 outstanding.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the above-referenced convertible debt. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823